UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2014

Ladder Capital Finance Holdings LLLP

(Exact name of registrant as specified in its charter)

Delaware	333-188224	26-2048427
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

345 Park Avenue, 8th Floor New York, New York		10154
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-715-3170

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On February 11, 2014, Ladder Capital Corp (“Ladder Capital”), an affiliate of Ladder Capital Finance Holdings LLLP (“LCFH”), completed an initial public offering (the “IPO”) of 15,237,500 shares of Class A common stock at a price to the public of $17.00 per share.  Upon the completion of the IPO, Ladder Capital became the general partner and controlling entity of LCFH.

In connection with the IPO, LCFH effected certain transactions intended to simplify its capital structure.  All membership interests in LCFH were converted into a single new class of units in LCFH, which are referred to as “LP Units,” and which can be exchanged on a one for one basis for Ladder Capital Class A common stock following a 180-day lock-up period.  In addition, certain of the existing owners of LCFH received Ladder Capital Class A common stock in lieu of the LP Units that would otherwise have been issued to such existing owners in exchange for their membership interests in LCFH.  Ladder Capital contributed the net proceeds from the IPO, or approximately $238.3 million, to LCFH and LCFH issued to Ladder Capital or its subsidiaries a number of LP Units equal to the number of shares of Ladder Capital Class A common stock issued in connection with the offering and the reorganization transactions.

In connection with the IPO, a subsidiary of LCFH entered into new employment agreements with the company’s named executive officers, which replaced the prior employment agreements with such officers, LCFH entered into an amended and restated limited liability limited partnership agreement, LCFH and Ladder Capital entered into an amended and restated registration rights agreement, and LCFH and Ladder Capital entered into a tax receivable agreement with certain holders of LP Units.  Forms of these agreements, along with descriptions thereof, are furnished in Ladder Capital’s registration statement on Form S-1 (File No. 333-193071).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LADDER CAPITAL FINANCE HOLDINGS LLLP

February 21, 2014	By:	/s/ Marc Fox
Name: Marc Fox
Title: Chief Financial Officer